Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-237244, 333‑203132, and 333-186270) on Forms S-8 of Northfield Bancorp, Inc., of our reports dated March 1, 2023, with respect to the consolidated financial statements of Northfield Bancorp, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Short Hills, New Jersey
February 29, 2024